Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated August 18, 2010 to the Prospectus dated August 18, 2010

File Nos. 333-168914 and 333-168914-01 through 333-168914-08

$250,000,000

5.70 % Senior Notes due 2020

Choice Hotels International, Inc.

August 18, 2010

Pricing Term Sheet

Issuer:	Choice Hotels International, Inc.

Title of Securities:	5.70% Senior Notes due 2020

Size:	$250,000,000

Maturity:	August 28, 2020

Coupon:	5.70%

Offering Price:	99.743% of principal amount

Yield to Maturity:	5.734%

Spread to Benchmark Treasury:	310 basis points

Benchmark Treasury:	2.625% notes due August 15, 2020

Benchmark Treasury Price and Yield:	99-29+, 2.634%

Interest Payment Dates:	February 28 and August 28 of each year, commencing February 28, 2011

Optional Redemption:	Make-whole call at T+45 bps at any time

Trade Date:	August 18, 2010

Settlement Date:	August 25, 2010 (T+5)

Ratings:	Baa3 Positive / BBB Stable

CUSIP/ISIN:	169905 AD8 / US169905AD87

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities Inc. Wells Fargo Securities, LLC Banc of America Securities LLC SunTrust Robinson Humphrey, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or email: prospectus-ny@ny.email.gs.com; J.P. Morgan Securities Inc., 383 Madison Avenue, New York, NY 10179, Attn: High Grade Syndicate Desk – 3rd floor, telephone: (212) 834-4533; or Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262 Attention: Syndicate Operations, toll-free: 1-800-326-5897, or email: prospectus.specialrequests@wachovia.com.